Exhibit 10.2

White River Operating LLC 27073 HWY 15, Ferriday LA 71334

November 18, 2022

WHITE RIVER E&P 1 LP

Participation Agreement for AMI 12 A No. 18,

When executed by you in the manner provided below, this Participation Agreement (“Agreement”) will evidence an agreement between White River Energy Corp. (hereinafter referred to as “Assignor”) and WHITE RIVER E&P 1 LP (hereinafter referred to as “Participant”) covering your participation in the wells drilled on Part Sections 2, T1N-R8E, Coochie Oil Field, Concordia Parish, Louisiana (the “Coochie Prospect”), under that certain Lease Agreement dated as of March 8, 2022 by and between White River E&P LLC c/o Sky3D LLC and Andrew L. Peabody (the “Lease”). White River Operating LLC shall be designated as “Operator” of the well(s) drilled therein. The terms of this Agreement are as follows:

I.	EXHIBITS

The following exhibits are attached hereto and made a part of this Agreement:

A.	Exhibit A: Well Location Plat
B.	Exhibit B: Authority for Expenditure (“AFE”)
C.	Exhibit C: Wiring Instructions
D.	Exhibit D: Form of Assignment
E.	Exhibit D: Joint Operating Agreement

II.	PAYMENT; AGREEMENT TO CONVEY INTEREST IN LEASES

A.

Participant shall fund an initial amount of $1,567,632 to Assignor (the “Initial Payment”), which Assignor will in turn use to drill the well or wells described in further detail herein (beginning with the “Test Well” described in Section III hereunder). The Initial Payment is due by November 30th, 2022. In the event the Test Well is determined to be economically viable, then an additional $595,972.45 in costs (the “Second Payment”, and together with the Initial Payment, the “Payments”) would be due to complete and produce the Test Well. The Second Payment will be due within thirty days of the Participant receiving notice from the Assignor that the Test Well has been deemed economically viable.

B.

In exchange for the Payments set forth above, the Participant is receiving: (i) a thirty seven and one half percent (37.5%) working interest in all wells resulting from the Coochie Prospect; and (ii) a twenty seven percent (27%) net revenue interest in all wells resulting from the Coochie Prospect. The foregoing interests will be assigned to the Participant pursuant to the assignment of interests form attached hereto as Exhibit D.

C.

It is understood and agreed that Assignor (or one of its affiliates) is retaining a twenty five percent (25%) working interest in the Test Well as a “promote”. As such, the Participant is only receiving a thirty seven and one half percent (37.5%) working interest in such well, despite having the Payments total fifty percent (50%) of the AFE.

D.	The Assignor shall be responsible for all costs associated with the Test Well in excess of the Payments.

III.	TEST WELLS

A.	Participant agrees to participate in the drilling of the initial test well, which shall be designated as the AMI 12 A No. 18 well. “TEST WELL” means the well that is proposed and drilled in on the unit of the Lease represented by the Coochie Prospect. The Wells shall be drilled to a depth sufficient to evaluate the prospective multiple zones being the Wilcox, Austin Chalk, Tuscaloosa and (TMS) to a depth of 14,000’ (Measured Depth).

B.	The initial drilling well shall be performed by White River Operating, LLC for an agreed price. A copy of the drilling contract will be furnished to Participant upon request.

IV.	SUBSTITUTE TEST WELL

If the initial drilling is abandoned prior to reaching contract depths due to heaving shale, saltwater flow, rock salt, dome formation, lost circulation, impenetrable formation, mechanical difficulty, or other conditions rendering further drilling impractical, any party who participated in drilling the Test Well shall have the option, but not the obligation, to propose and drill a substitute well (hereinafter referred to a “Substitute Test Well”). The parties who participate drilling the Well shall have the right to participate in other zones of said Well and/or drilling the Substitute Test Well by following the same procedure and the same elections set forth in Section III of this Agreement for the initial Well.

V.	COST OF SUBSEQUENT/DEVELOPMENT WELLS

For any well(s) drilled after the drilling of the Test Well and any Substitute Test Well within a unit area in which WHITE RIVER E&P 1 LP participates, WHITE RIVER E&P 1 LP share of costs shall be the same as a “TEST WELL”.

VI.	OPERATING AGREEMENT

Upon drilling of the initial well, Assignor shall forward a standard AAPL-610 Joint Operating Agreement (the “JOA”) to Participant applicable to all operations hereunder for your review and execution. White River Operating LLC shall be designated as operator of the wells in said JOA. In the event of a conflict between the terms and provisions of this Agreement and the JOA, this Agreement shall prevail. The JOA shall take the form attached hereto as Exhibit E.

VII.	INFORMATION TO BE FURNISHED

White River Operating LLC shall notify Participants when actual drilling of a well is commenced and shall, upon request, furnish Participants with copies of all regulatory permits for the Louisiana Office of Conservation. During the drilling or re-entry of any of the Well(s), Participants’ duly authorized representatives shall have access, at their own risk, at all times to the derrick floor and shall be given any available information requested regarding the well, including daily drilling reports, Monday through Friday, and sufficient notice of all tests or the running of a log in order for Participant to have representatives present, if so desired.

VIII.	INSURANCE

At all times while conducting operations under this Agreement, Assignor or Operator, as applicable, shall carry or cause to be carried adequate insurance coverage for the benefit of the Participant, and shall ensure Participant is listed on such insurance as an additional insured.

IX.	JOINT LIABILITY

Nothing in this agreement or in any of the exhibits attached hereto is intended to create or shall it be deemed to create a joint venture or a mining or other partnership of any kind, or to provide for or create any joint liability.

X.	NOTICES

All notices, proposals, reports and other communication given under this Agreement shall be sent to the parties at the following addresses (please complete your contact information):

WHITE RIVER E&P 1 LP

567 Kryptonite Drive

Castle Rock, CO 80108

White River Operating LLC
27073 HWY 15, Ferriday LA 71334

and to such other addressees as the parties may designate in writing, notices, etc. may be sent by mail, fax or expedited delivery service. Any notice, etc. shall be deemed to be received by the addressee on the day after it is actually sent.

XI.	ASSIGNMENTS

No party hereto shall assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment attempted in violation of this Agreement shall be void ab initio.

XII.	HEIRS, SUCCESSORS, AND ASSIGNS

Any assignment or transfer of an interest under this Agreement shall be expressly made subject to this Agreement and the JOA contemplated in Section VII of this Participation Agreement. In any such assignment, the assigning party shall furnish its assignee with a copy of this Agreement and all exhibits attached thereto, and the assignee(s) shall agree to assume and be bound by the terms and provisions hereof.

XIII.	CONTROLLING LAW

This Agreement and the parties’ rights and obligations under it shall be governed by the Laws of the State of Louisiana.

XIV.	EFFECT OF PARAGRAPH HEADINGS

The headings of the paragraphs herein have been used for convenience only and shall not be used in construing the provisions of this Agreement.

XV.	EFFECTIVE DATE

This Agreement shall be effective for all purposes as of November 22, 2022, regardless of the date of its actual execution.

XVI.	ACCEPTANCE

This Agreement may be executed in multiple counterparts, all of which taken together shall constitute one (1) Agreement.

Sincerely,

WHITE RIVER ENERGY CORP, PARENT COMPANY

WHITE RIVER E&P LLC, SUBSIDIARY

WHITE RIVER OPERATING LLC, SUBSIDIARY

SKY3D LLC, AFFILIATE

By:	/s/ Randy May

Randy May, Executive Chairman / Manager, on behalf of all of the above listed entities

WHITE RIVER E&P 1 MANAGEMENT LLC c/o WHITE RIVER E&P 1 LP

By:	/s/ Jay Puchir

Jay Puchir, Co-Fund Manager, Manager

AGREED TO AND ACCEPTED THIS 22nd DAY OF November, 2022.